Exhibit 99.5

December 2, 2019

Dear XLMTM Patient Community,

I am writing to share with you some news announced earlier today, that we have entered into a definitive merger agreement with Astellas, a global pharmaceutical company headquartered in Tokyo, Japan. The press release, sharing the details of the acquisition, can be found here: https://audentestx.gcs-web.com/news-releases/news-release-details/astellas-enters-definitive-agreement-acquire-audentes.

As part of our commitment to regular open communication with the XLMTM community, I wanted to write to you personally and reassure you that this is great news for the Company and especially for our lead development program for XLMTM. By joining up with Astellas we will now be able to utilize the resources of our new parent company to advance our promising pipeline of product candidates and importantly, ensure we can continue to progress the XLMTM clinical program as rapidly as possible.

We have met extensively with the Astellas team and they have a great deal of respect for the work we have done on the XLMTM program. They are excited about the future of the program and are supportive of our development plans. As you know, we plan to file a BLA in the US in Mid-2020 and an MAA in Europe by the end of 2020 and we continue to expect these timelines to remain on-track.

I realize you may have questions, and I hope that this letter helps to answer some of them, but of course, Kimberly Trant, Senior Director, Patient Advocacy & Engagement is always available to speak to you directly at any time.

I want to personally thank you for your courage and commitment and reassure you that our commitment to the XLMTM community remains unchanged.

Sincerely,

Matthew R. Patterson

Chairman & CEO, Audentes Therapeutics

Here is a Q&A about today’s announcement:

Will this merger delay the timing of the regulatory filings or clinical trial plans?

•	The anticipated timing for the planned regulatory filings for XLMTM remains unchanged by the merger.

Will the commitment to the XLMTM patient community change?

•	Our commitment to the XLMTM community remains unchanged.

Will Audentes continue to be headquartered in San Francisco?

•	Yes, we expect that Audentes will continue to be headquartered in San Francisco.

Will this impact or delay manufacturing?

•	Our manufacturing facility will continue to operate in South San Francisco, and we do not expect any impact on manufacturing capabilities.

What are the next steps?

•	We expect the transaction to close in the first quarter of 2020.

•	Until that time, Audentes will continue to operate as a separate and independent company.

•	We will plan to hold a conference call with the leaders of the XLMTM Patient Advocacy organizations later this week to answer questions.

•	We look forward to providing additional information as it becomes available.

Cautionary Notice Regarding Forward-Looking Statements

This communication contains “forward-looking statements” relating to the acquisition of Audentes by Astellas. Such forward-looking statements include, but are not limited to, the ability of Audentes and Astellas to complete the transactions contemplated by the merger agreement, Astellas’ and Audentes’ beliefs and expectations and statements about the benefits sought to be achieved in Astellas’ proposed acquisition of Audentes, the potential effects of the acquisition on both Astellas and Audentes, as well as the expected benefits and success of Audentes’ product candidates, the timing and nature of regulatory filings for Audentes’ product candidates, the timing of Audentes’ presentation of non-clinical data and the timing and nature of Audentes’ preclinical studies, clinical trials and manufacturing activities. In some cases, forward-looking statements may be identified by terminology such as “believe,” “may,” “will,” “should”, “predict”, “goal”, “strategy”, “potentially,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “would,” “project,” “plan,” “expect,” “seek” and similar expressions and variations thereof. These words are intended to identify forward-looking statements. Audentes has based these forward-looking statements on current expectations and projections about future events and trends that it believes may affect the financial condition, results of operations, business strategy, short-term and long-term business operations and objectives and financial needs of Audentes, but there can be no guarantee that such expectations and projections will prove accurate in the future.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Although Audentes believes that the expectations reflected in such forward-looking statements are reasonable, it cannot guarantee future events, results, actions, levels of activity, performance or achievements, business and market conditions, the timing and results of biotechnology development and potential regulatory approval and whether the conditions to the closing of the proposed transaction are satisfied on the expected timetable or at all. Forward-looking statements are also subject to risks and uncertainties pertaining to the business of Audentes, including those set forth in the Audentes’ Annual Report on Form 10-K for the year ended December 31, 2018 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, which are on file with the

SEC and available on the SEC’s website at www.sec.gov. In addition to the risks described above and in Audentes’ other filings with the SEC, other unknown or unpredictable factors could also affect Audentes’ results. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information contained in this communication is provided only as of the date hereof, and no party undertakes any obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof, except as required by law.

Important Additional Information

The tender offer for the outstanding shares of common stock of Audentes has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Audentes common stock, nor is it a substitute for the tender offer materials that Astellas and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the tender offer is commenced, Astellas will file a tender offer statement on Schedule TO with the SEC, and thereafter Audentes will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY AUDENTES’ STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Audentes’ stockholders free of charge. A free copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Audentes by contacting Audentes at ir@audentestx.com or by phone at (415) 818-1033. In addition, the tender offer statement, the related letter of transmittal and certain other tender offer documents and the solicitation/recommendation statement (and all other documents filed with the SEC) will be available at no charge on the SEC’s website: www.sec.gov, upon filing with the SEC. In addition to these documents, Audentes files annual, quarterly and current reports and other information with the SEC. These filings with the SEC are also available to the public for free at the SEC’s website at www.sec.gov. In addition, the solicitation/recommendation statement and the other documents filed by the Audentes with the SEC are available to all stockholders of Audentes free of charge at http://investors.audentestx.com/sec-filings.

AUDENTES’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO AND THE SCHEDULE 14D-9 CAREFULLY, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO, AS WELL AS IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF AUDENTES’ COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.